Exhibit 10-kk

Summary of

Compensation Arrangements for

Certain Named Executive Officers

Set forth below is a summary of the compensation paid by MEMC Electronic Materials, Inc. (the “Company”) to the four executive officers to be named in the Company’s 2005 annual proxy statement who are not covered by current employment agreements, as of the date of filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (the “Form 10-K”). Each of these executive officers is an employee at will whose compensation and employment status may be changed at any time in the discretion of the Company’s Board of Directors.

Base Salaries. Effective January 31, 2005, these executive officers will receive base salaries in the amounts indicated below:

Name and Position	2005 Base Salary Amount
Thomas E. Linnen, Senior Vice President and Chief Financial Officer	$325,000

John A. Kauffmann, Senior Vice President, Sales and Marketing	$300,000

Shaker Sadasivam, Senior Vice President, Research and Development	$300,000

David L. Fleisher, Vice President, General Counsel and Corporate Secretary	$242,000

The Compensation Committee will adjust these base salaries from time to time as the Committee deems appropriate, generally annually.

Incentive Awards. These executive officers are also eligible to participate in the Company’s incentive compensation plans as provided in the terms of such plans. Such plans, and any forms of awards thereunder providing for material terms, are included as exhibits to the Form 10-K.

Pension Plan. These executive officers are also eligible to participate in the MEMC Pension Plan on the same terms as the Company’s other covered employees. Because he commenced employment after December 31, 2001, Mr. Linnen is not covered by the Pension Plan.

Relocation Payments. From time to time the Company makes payments to executive officers to cover relocation expenses.